Exhibit 5.1

Opinion of Cooley Godward Kronish LLP

January 15, 2007

AMAG Pharmaceuticals, Inc.

125 CambridgePark Drive

Cambridge, MA 02140

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by AMAG Pharmaceuticals, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to an aggregate of 3,371,130 shares of the Company’s Common Stock, $0.01 par value per share, (the “Shares”) pursuant to its 2007 Equity Incentive Plan (the “Plan”).

In connection with this opinion, we have examined the Registration Statement and related prospectus, the Company’s Certificate of Incorporation, as amended, and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deemed necessary as a basis for this opinion.  We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.  Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in accordance with the Plan, the Registration Statement and related prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY GODWARD KRONISH LLP

By:	/s/ Miguel J. Vega
Miguel J. Vega